     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             PUBLIC STORAGE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                 CALIFORNIA                                      95-3551121
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                              701 WESTERN AVENUE
                        GLENDALE, CALIFORNIA 91201-2397
                                (818) 244-8080
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 HARVEY LENKIN
                             PUBLIC STORAGE, INC.
                              701 WESTERN AVENUE
                        GLENDALE, CALIFORNIA 91201-2397
                                (818) 244-8080
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                             DAVID GOLDBERG, ESQ.
                             PUBLIC STORAGE, INC.
                              701 WESTERN AVENUE
                        GLENDALE, CALIFORNIA 91201-2397

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

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                        CALCULATION OF REGISTRATION FEE

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                                                     Proposed
                                                     Maximum        Proposed
                                       Amount     Offering Price    Maximum       Amount of
     Title of Each Class of            to be       per Share or    Aggregate     Registration
   Securities to be Registered       Registered        Unit      Offering Price      Fee
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Common Stock, $.01 par value
 per share......................       (1)(3)          (2)         (1)(2)(3)           N/A
Preferred Stock, $.01 par value
 per share......................       (1)(4)          (2)         (1)(2)(4)           N/A
Depositary Shares Representing
 Interests in Preferred Stock...       (1)(4)          (2)         (1)(2)(4)           N/A
Equity Stock, $.01 par value per
 share..........................       (1)(5)          (2)         (1)(2)(5)           N/A
Depositary Shares Representing
 Interests in Equity Stock......       (1)(5)          (2)         (1)(2)(5)           N/A
Warrants........................       (1)(6)          (2)         (1)(2)(6)           N/A
 Total..........................  $400,000,000(7)      (2)        $400,000,000(7)   $125,413.92(8)

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(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $400,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. No separate consideration will be received for any Depositary Shares representing shares of Preferred Stock or Equity Stock of the Registrant.
(3) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Preferred Stock or the Equity Stock or exercise of Warrants registered hereby.
(4) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock, and Depositary Shares representing a fractional interest in a share of Preferred Stock, as may be sold, from time to time, by the Registrant. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Preferred Stock will be issued to a Depositary under a Deposit Agreement. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby.
(5) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Equity Stock, and Depositary Shares representing a fractional interest in a share of Equity Stock, as may be sold, from time to time, by the Registrant. In the event the Registrant elects to offer to the public fractional interests in shares of the Equity Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Equity Stock will be issued to a Depository under a Deposit Agreement. There is also being registered hereunder an indeterminate number of shares of Equity Stock as shall be issuable upon exercise of Warrants registered hereby.
(6) Subject to Footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Common Stock, Preferred Stock or Equity Stock, as the case may be, registered pursuant to this Registration Statement.
(7) $212,690,235 of securities included herein were registered by the Registrant under Registration Statement No. 33-64971 and remain unissued.
(8) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. $73,341.80 of such registration fee was paid by the Registrant in connection with Registration Statement No. 33-64971 with respect to securities registered thereunder that remain unissued. Accordingly, $52,072.12 is being paid in connection with this Registration Statement.

                               ----------------

  PURSUANT TO RULE 429 OF THE RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT WILL ALSO BE USED IN CONNECTION WITH SECURITIES REGISTERED BY THE REGISTRANT'S REGISTRATION STATEMENT NO. 33-64971. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT THEY WILL NOT BE INCLUDED IN THE PROSPECTUS CONSTITUTING A PART HEREOF.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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Prospectus

$400,000,000

Public Storage, Inc.

  By this prospectus, we may offer, in connection with the acquisition of interests in real properties, the following securities:

    Common Stock
    Preferred Stock
    Equity Stock
    Depositary Shares
    Warrants

                                          We will provide the
                                          specific terms of these
                                          securities in
                                          supplements to this
                                          prospectus. You should
                                          read this prospectus and
                                          the supplements
                                          carefully before you
                                          invest.


  Please read "Risk Factors" beginning on page 1 for a discussion of material risks you should consider before you invest.

  Our common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the symbol "PSA."

 Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                               ___________, 1999

  You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 ------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Risk Factors
  The Hughes family could control us......................................   1
  Provisions in our organizational documents may prevent changes in
   control................................................................   1
  We would incur adverse tax consequences if we fail to qualify as a
   REIT...................................................................   1
  We would incur a corporate level tax if we sell certain assets..........   1
  We and our shareholders are subject to financing risks..................   1
    Debt increases risk of loss...........................................   1
    Issuing additional shares reduces the interest of existing
     shareholders.........................................................   1
  Since our business consists primarily of acquiring and operating real
   estate, we are subject to real estate operating risks..................   2
    Value of our investments may be reduced by general risks of real
     estate ownership.....................................................   2
    There is significant competition among mini-warehouses................   2
    We may incur significant environmental costs and liabilities..........   2
  The Hughes family receives the benefit of tenant reinsurance premiums...   3
  We have no interest in Canadian mini-warehouses owned by the Hughes
   family.................................................................   3
  The Hughes family has an interest in our merchandise operations.........   3
  Our portable self-storage business has incurred operating losses........   3
  Securities issued to investors in affiliated entities may be on
    less favorable terms..................................................   3
About This Prospectus.....................................................   3
Where You Can Find More Information.......................................   4
Forward-Looking Statements................................................   5
The Company...............................................................   5
Ratio of Earnings to Fixed Charges........................................   6
The Offering
  General.................................................................   6
  Roll-up Transactions....................................................   6
  Resale of Securities....................................................   6
Description of Common Stock and Class B Common Stock......................   6
  Common Stock............................................................   6
  Ownership Limitations...................................................   7
  Class B Common Stock....................................................   8
Description of Preferred Stock............................................   9
  Outstanding Preferred Stock.............................................   9
  Ownership Limitations...................................................   9
  Future Series of Preferred Stock........................................  10
Description of Equity Stock...............................................  14
  Ownership Limitations...................................................  14
  Terms of Equity Stock...................................................  14
Description of the Depositary Shares......................................  16
  Dividends...............................................................  16
  Liquidation Rights......................................................  17
  Redemption..............................................................  17
  Conversion..............................................................  17
  Voting..................................................................  17
  Withdrawal of Preferred Stock or Equity Stock...........................  17
  Amendment and Termination of Deposit Agreement..........................  18
  Charges of Depositary...................................................  18

                                                                           Page
                                                                           ----
  Miscellaneous...........................................................  18
  Resignation and Removal of Depositary...................................  18
  Federal Income Tax Consequences.........................................  19
Description of Warrants...................................................  19
Federal Income Tax Consequences...........................................  20
  Taxation of the Company.................................................  20
  Taxation of U.S. Shareholders Holding Common Stock......................  26
  Taxation of Non-U.S. Shareholders.......................................  29
  Administration's Proposed Changes to REIT Qualification Requirements....  31
  Taxation of Holders of Preferred Stock, Equity Stock, Depositary Shares
   and Warrants...........................................................  32
  State and Local Taxes...................................................  32
Legal Opinions............................................................  33
Experts...................................................................  33

                                 RISK FACTORS

  Before investing in our securities, you should consider the following risks and detriments:

The Hughes family could control us.

  The Hughes family owns approximately 30% of our outstanding shares of common stock (approximately 33% upon conversion of our class B common stock). Consequently, the Hughes family could control matters submitted to a vote of our shareholders, including electing directors, amending our organizational documents, dissolving and approving other extraordinary transactions, such as a takeover attempt.

Provisions in our organizational documents may prevent changes in control.

  Restrictions in our organizational documents may further limit changes in control. Unless our board of directors waives these limitations, no shareholder may own more than (1) 2.0% of the outstanding shares of our common stock or (2) 9.9% of the outstanding shares of each class or series of our preferred or equity stock. Our organizational documents in effect provide, however, that the Hughes family may continue to own the shares of our common stock held at the time of a 1995 reorganization. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize our ability to qualify as a real estate investment trust or REIT. These limitations, however, also make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of our public shareholders. These provisions will prevent future takeover attempts not approved by our board of directors even if a majority of our public shareholders deem it to be in their best interests because they would receive a premium for their shares over the shares' then market value or for other reasons. See "Description of Common Stock and Class B Common Stock-- Ownership Limitations."

We would incur adverse tax consequences if we fail to qualify as a REIT.

  You will be subject to the risk that we may not qualify as a REIT. As a REIT, we must distribute at least 95% of our REIT taxable income to our shareholders, which include not only holders of our common stock but also holders of our preferred stock. Failure to pay full dividends on the preferred stock would prevent us from paying dividends on our common stock and could jeopardize our qualification as a REIT. See "Federal Income Tax Consequences-- Taxation of the Company."

  For any taxable year that we fail to qualify as a REIT and the relief provisions do not apply, we would be taxed at the regular corporate rates on all of our taxable income, whether or not we make any distributions to our shareholders. Those taxes would reduce the amount of cash available for distribution to our shareholders or for reinvestment. As a result, our failure to qualify during any taxable year as a REIT could have a material adverse effect upon us and our shareholders. Furthermore, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which we fail to qualify.

We would incur a corporate level tax if we sell certain assets.

  We will generally be subject to a corporate level tax if before November 2005 we sell any of the assets we acquired in a November 1995 reorganization.

We and our shareholders are subject to financing risks.

  Debt increases risk of loss. In making real estate investments, we may borrow money, which increases the risk of loss. At June 30, 1999, our debt of $172.6 million was approximately 4.2% of our total assets.

  Issuing additional shares reduces the interest of existing shareholders. Issuing additional securities can dilute the interest of our shareholders in our company. We intend to issue additional securities under this registration statement. See "Description of Common Stock and Class B Common Stock", "Description of Preferred Stock" and "Description of Equity Stock," for a discussion of the terms of the preferred stock, common stock and equity stock.

  If we liquidated, holders of our preferred stock will be entitled to receive, before any distribution of assets to holders of our common stock, liquidating distributions (a total of approximately $1.2 billion with respect to preferred stock outstanding at August 31, 1999), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by our board of directors, cash dividends (a total of approximately $100.1 million per year with respect to preferred stock outstanding at August 31,
1999), in preference to holders of our common stock.

Since our business consists primarily of acquiring and operating real estate, we are subject to real estate operating risks.

  Value of our investments may be reduced by general risks of real estate ownership. Since we derive substantially all of our income from real estate operations, we are subject to the general risks of owning real estate-related assets, including

  . lack of demand for rental spaces or units in a locale;

  . changes in general economic or local conditions;

  . changes in supply of or demand for similar or competing facilities in an area;

  . the impact of environmental protection laws;

  . changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive; and

  . changes in tax, real estate and zoning laws.

  There is significant competition among mini-warehouses. Most of our properties are mini-warehouses, which represented 91% of our total revenues generated during 1998. Competition in the market areas in which many of our properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of some of our properties. Any increase in availability of funds for investment in real estate may accelerate competition. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which we operate.

  We may incur significant environmental costs and liabilities. As an owner and operator of real properties, under various federal, state and local environmental laws, we are required to clean up spills or other releases of hazardous or toxic substances on or from our properties. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may not be limited to the value of the property. The presence of these substances, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

  We have conducted preliminary environmental assessments of most of our properties (and intend to conduct these assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, our properties. These assessments generally consist of an investigation of environmental conditions at the property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these property assessments, our operations and recent property acquisitions, we have become aware that prior operations or activities at some facilities or from nearby locations have or may have resulted in contamination to the soil or groundwater at these facilities. In this regard, some of our facilities are or may be the subject of federal or state environmental investigations or remedial actions. We have obtained, with respect to recent acquisitions and intend to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that we believe are sufficient to cover any related potential liabilities. Although we cannot provide any assurance, based on the preliminary environmental assessments, we believe we have funds available to cover any liability (estimated at $4 million) from environmental contamination or potential contamination and we are not aware of any environmental contamination of our facilities material to our overall business, financial condition or results of operation.

The Hughes family receives the benefit of tenant reinsurance premiums.

  A corporation owned by the Hughes family reinsures policies insuring against losses to goods stored by tenants in our mini-warehouses. We believe that the availability of insurance reduces our potential liability to tenants for losses to their goods from theft or destruction. That corporation will continue to receive the premiums and bear the risks associated with the reinsurance. We have a right of first refusal to acquire the stock or assets of that corporation if the Hughes family or the corporation agree to sell them, but we have no interest in its operations and no right to acquire the stock or assets of the corporation unless the Hughes family decides to sell. If we owned the reinsurance business, the insurance premiums would be nonqualifying income under the REIT tax rules. In the absence of a change in tax laws, REIT requirements would likely preclude us from exercising our right of first refusal to acquire the stock of the reinsurance corporation.

We have no interest in Canadian mini-warehouses owned by the Hughes family.

  The Hughes family owns and operates mini-warehouses in Canada. We have a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes family or the corporation agree to sell them. However, we have no interest in the operations of that corporation and no right to acquire that stock or assets unless the Hughes family decides to sell.

The Hughes family has an interest in our merchandise operations.

  At almost all of our mini-warehouses, a related corporation offers for sale to the general public, including mini-warehouse tenants, a variety of items such as locks and boxes to assist in the moving and storage of goods. Because the revenues received from the sale of these items would be nonqualifying income under the REIT tax rules, we own the nonvoting preferred stock of that corporation (representing 95% of the equity). The Hughes family owns the voting common stock of that corporation (representing 5% of the equity).

Our portable self-storage business has incurred operating losses.

  We organized Public Storage Pickup & Delivery in 1996 to operate a portable self-storage business. We own substantially all of the economic interest of Pickup & Delivery. Since Pickup & Delivery will operate profitably only if it can succeed in the relatively new field of portable self-storage, we cannot provide any assurance as to its profitability. As a start-up enterprise, Pickup & Delivery incurred operating losses of $31,665,000 in 1997, $31,022,000 in 1998 and $6,871,000 for the first half of 1999. See "Federal Income Tax Consequences--Taxation of the Company" concerning the treatment of income from and investment in Pickup & Delivery for purposes of the REIT income and asset tests.

Securities issued to investors in affiliated entities may be on less favorable terms.

  We may issue securities under this prospectus to investors in entities affiliated with us. Because of the affiliation between us and the affiliated entities, we will not negotiate the terms of the transactions at arms' length and the terms of the transactions may not be as favorable to the investors in the affiliated entities as the investors could obtain in transactions with unaffiliated parties.

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell from time to time up to $400,000,000 of our common stock, preferred stock, equity stock, depositary shares and warrants, in any combination. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described in this prospectus, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information," before purchasing any securities.

  Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and similar references mean Public Storage, Inc. and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

  We are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the Commission at 1-800-SEC-0330 for further information on the Commission's public reference facilities. The Commission also maintains a computer site on the World Wide Web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the Commission. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

  This prospectus is a part of a registration statement on Form S-4 filed with the Commission to register offers and sales of the securities described in this prospectus under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the Commission as indicated above or from us.

  The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

  We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

             SEC Filing (File No. 1-8389)            Period Covered or Date of Filing
             ----------------------------            --------------------------------
   Annual Report on Form 10-K...................... Year ended December 31, 1998
   Quarterly Reports on Form 10-Q.................. Quarters ended March 31, 1999 and
                                                    June 30, 1999
   Current Reports on Form 8-K..................... Dated January 13, 1999, March 4,
                                                    1999 and August 12, 1999
   Description of our common stock contained in
    Registration Statement on Form 8-A, as
    supplemented by the description of our common
    stock contained in this prospectus............. Effective June 30, 1981
   All subsequent documents filed by us under
    Sections 13(a), 13(c), 14 or 15(d) of the       After the date of this prospectus
    Exchange Act of 1934...........................  and before the termination of the offering

  You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

      Investor Services Department
      Public Storage, Inc.
      701 Western Avenue
      Glendale, California 91201-2397
      Telephone: (800) 807-3055
                 (800) 421-2856
                 (818) 244-8080
      Facsimile: (818) 241-0627

  Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

                          FORWARD-LOOKING STATEMENTS

  This prospectus includes or incorporates by reference forward-looking statements, including those identified by the words "expects," "believes," "anticipates," "should," "estimates," "may," "will," "seeks," "intends," "plans," "pro forma," or the negative of these words and phrases or similar expressions that convey the uncertainty of future events or outcomes. Discussions of strategy, plans or intentions also include forward-looking statements. Forward-looking statements are subject to risks and uncertainties and you should not rely on them as predictions of future events. In addition to the factors described in this prospectus under "Risk Factors," some of these factors include:

  . the impact of competition from new and existing mini-warehouse and commercial facilities which could impact rents and occupancy levels at our facilities;

  . our ability to evaluate, finance and integrate acquired and developed properties into our existing operations;

  . our ability to effectively compete in the markets in which we do business;

  . the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts;

  . profitability of the Pickup and Delivery business;

  . the impact of general economic conditions upon rental rates and occupancy levels at our facilities; and

  . the availability of permanent capital at attractive rates.

  These factors, as well as changes in the mini-warehouse and commercial real estate markets and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur and actual results could be substantially different than expected.

                                  THE COMPANY

  We are a fully integrated, self-administered and self-managed real estate investment trust or REIT that acquires, develops, owns and operates mini-warehouses. We are the largest owner and operator of mini-warehouses in the United States. At June 30, 1999, we had equity interests (through direct ownership, as well as general and limited partnership interests) in 1,306 mini-warehouses located in 37 states. We also own an interest in PS Business Parks, Inc., a REIT that owns and operates commercial properties.

  We elected to be taxed as a REIT beginning with our 1981 taxable year. To the extent that we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute currently to our shareholders. We were incorporated in California in 1980. Our principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2397. Our telephone number is (818) 244-8080.

                      RATIO OF EARNINGS TO FIXED CHARGES

  We compute our ratio of earnings to combined fixed charges and preferred stock dividends by dividing our earnings by the sum of our fixed charges and preferred stock dividends. Earnings consists of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) less the portion of minority interest in income which does not contribute to fixed charges.

                                        For the Six
                                        Months Ended     For the Year Ended
                                          June 30,          December 31,
                                        ------------- ------------------------
                                         1999   1998  1998 1997 1996 1995 1994
                                        ------ ------ ---- ---- ---- ---- ----
   Ratio of earnings to combined fixed
    charges and preferred stock
    dividends.........................    2.74   2.49 2.73 1.91 2.07 2.04 2.22

                                 THE OFFERING

General

  We are issuing these securities in connection with the acquisition of interests in, or notes secured by, mini-warehouses and other real properties or interests in entities that own mini-warehouses and other real properties (collectively, the "Real Property Investments"). The consideration for any acquisition may consist of cash, securities issued under this prospectus, assumption of liabilities, or a combination thereof, as determined from time to time by negotiation.

Roll-up Transactions

  This prospectus will not be used in connection with "roll-up transactions" (as defined in item 901(c) of Commission Regulation S-K). Accordingly, this prospectus does not represent an offer or a solicitation in a roll-up transaction (as defined above).

Resale of Securities

  Unless the transaction is subject to the provisions of Rule 145 under the Securities Act of 1933 as described below, a person who receives securities issued under this prospectus in exchange for Real Property Investments may publicly resell the securities, if he or she is not our affiliate (within the meaning of Rule 144 under the Securities Act of 1933). If he or she is our affiliate, the resale of those securities must generally be accomplished only with a prospectus included in a registration statement filed under the Securities Act of 1933 or under paragraphs (c), (e), (f), and (g) of Rule 144, as described below.

  Some of the Real Property Investments will be owned by limited partnerships and other entities. If the transfer of the Real Property Investments in exchange for the securities issued under this prospectus requires the approval of the limited partners (or other holders of the entity's securities) of the selling entity, and if the transfer is part of a plan to distribute the securities issued under this prospectus to the limited partners or other equity owners, the recipients of the securities issued under this prospectus who are affiliates of the selling entity will be subject to certain resale restrictions under Rule 145 under the Securities Act of 1933. (Limited partners are generally not affiliates of a limited partnership.) During the one year period following the issuance of the securities issued under this prospectus, these affiliates may publicly resell those securities generally only in accordance with the requirements of paragraphs (c), (e), (f) and (g) of Rule 144. These paragraphs generally require that there be available current public information about us, that aggregate sales not exceed certain volume limitations and that sales occur in unsolicited brokerage transactions. These restrictions may significantly limit the ability of the holder of the securities issued under this prospectus to resell them during the one year period. After the securities issued under this prospectus have been held for one year by the holder of the entity's securities (including the period during which the securities issued under this prospectus are held by the entity before being distributed to the entity's holders), the securities issued under this prospectus may be sold without limitation provided that the seller is not our affiliate and that there is available current public information about us. The holding period of any common stock that is issued on conversion of securities issued under this prospectus that are convertible is deemed to include the period during which those convertible securities are held. However, the holding period of any common or preferred stock that is purchased upon exercise of warrants issued under this prospectus does not include the holding period of the warrants.

             DESCRIPTION OF COMMON STOCK AND CLASS B COMMON STOCK

  We are authorized to issue up to 200,000,000 shares of common stock and up to 7,000,000 shares of class B common stock. At August 31, 1999, we had outstanding 128,775,117 shares of common stock (excluding shares issuable upon conversion of convertible securities and shares subject to options) and 7,000,000 shares of class B common stock.

Common Stock

  The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of preferred stock or equity stock or upon the exercise of warrants. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

  Holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for distribution. If we fail to pay dividends on our outstanding preferred stock, generally we may not pay dividends on our common stock or repurchase those shares. If we liquidate, dissolve or wind up our affairs, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. Holders of our common stock have no preemptive rights, which means they have no right to acquire any additional shares of common stock that we may issue at a later date. See "Description of Preferred Stock."

  The holders of our common stock are entitled to cast one vote for each share on all matters presented to our holders for a vote, with the exception that they have cumulative voting rights with respect to the election of our board of directors, in accordance with California law. Cumulative voting means that each holder of our common stock is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A holder of our common stock may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses. The outstanding shares of our common stock are, and additional shares of common stock will be, when issued, fully paid and nonassessable.

  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock or our equity stock which are outstanding or which we may designate and issue in the future. See "Description of Preferred Stock" and "Description of Equity Stock."

Ownership Limitations

  To qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain our qualification as a REIT, our articles of incorporation restrict the number of shares of capital stock that any shareholder may own.

  In a series of transactions among Public Storage Management, Inc. and its affiliates (collectively, "Public Storage Management"), culminating in the November 16, 1995 merger of Public Storage Management into Storage Equities, Inc., Storage Equities became self-administered and self-managed, acquired substantially all of Public Storage Management's United States real estate interests and was renamed "Public Storage, Inc."

  Our articles of incorporation and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of our common stock and (B) 9.9% of the outstanding shares of each class or series of shares of our preferred stock or equity stock and that all shares of stock be imprinted with a legend setting forth that restriction. Our articles of incorporation provide, however, that no person will be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that those shares of stock were beneficially owned by the person (including the Hughes family) after the merger with Public Storage Management. Thus, this limitation does not affect the ownership of common stock held by the Hughes family at the time of the merger. The ownership limitation is intended to preserve our REIT status in view of the Hughes family's substantial ownership interest in us. We cannot provide any assurance, however, that this ownership limit will enable us to satisfy the requirement that a REIT not be "closely held" within the meaning of Section 856(h) of the Code for any given taxable year.

  Our articles of incorporation and bylaws provide that our board of directors, in its sole and absolute discretion, may grant exceptions to the ownership limits, so long as (A) our board has determined that we would not be "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the event in question takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by an excepted person of beneficial ownership of the maximum amount of capital stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other persons of stock (taking into account any other exceptions granted) and
(B) the excepted persons provide to our board the representations and undertakings as our board may require. In any case, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of capital stock if the ownership or acquisition (1) would cause more than 50% in value of our outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (2) would result in our stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (3) would otherwise result in our failing to qualify as a REIT.

  Our articles of incorporation and bylaws generally provide that if any holder of capital stock purports to transfer shares to a person or there is a change in our capital structure, and either the transfer or the change in capital structure would result in our failing to qualify as a REIT, or the transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the shares causing the violation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of those shares will have no right to receive dividends or other distributions with respect to them and will have no right to vote the shares. Any dividends or other distributions paid to the purported transferee prior to our discovery that the shares have been transferred to a trust will be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee will designate a transferee of those shares so long as the shares would not violate the restrictions on ownership or transfer in our articles of incorporation in the hands of the designated transferee. Upon the sale of the shares, the purported transferee will receive out of any proceeds remaining after payment of expenses of the charitable trust and us the lesser of (A)(1) the price per share the purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (2) if the transfer or other event that resulted in the transfer of the shares to the trust was not a transaction in which the purported transferee gave full value for the shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Each purported transferee will be deemed to have waived any claims the purported transferee may have against the trustee and us arising from the disposition of the shares, except for claims arising from the trustee's or our gross negligence, willful misconduct, or failure to make payments when required by our articles of incorporation.

  In addition, our bylaws provide our board of directors with the power to prevent the transfer of shares of capital stock or to redeem shares of capital stock if the board of directors determines in good faith that the action is necessary to preserve our status as a REIT.

Class B Common Stock

  Our class B common stock:

    (1) Does not participate in distributions on our common stock until the later to occur of (A) funds from operations per common share (as defined below) totalling $1.80 during any period of four consecutive calendar quarters and (B) January 1, 2000. After January 1, 2000, our class B common stock will participate in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on our common stock, provided that cumulative distributions of at least $.22 per quarter (beginning with the 4th quarter of 1995) per share have been paid on our common stock;

    (2) Does not participate in liquidating distributions;

    (3) Is not entitled to vote (except as expressly required by California law); and

    (4) Will automatically convert into our common stock, on a share for share basis, upon the later to occur of (A) funds from operations per common share aggregating $3.00 during any period of four consecutive calendar quarters and (B) January 1, 2003.

  For these purposes:

    (1) Funds from operations means net income (loss) (computed in accordance with GAAP) before (A) gain (loss) on early extinguishment of debt, (B) minority interest in income and (C) gain (loss) on disposition of real estate, adjusted as follows: (1) plus depreciation and amortization (including our pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the 1995 merger (including property management agreements and goodwill)), and
  (2) less funds from operations attributable to minority interest. Funds from operations is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. This definition does not specifically address the treatment of minority interest in the determination of funds from operations or the treatment of the amortization of property management agreements and goodwill. In our case, funds from operations represents amounts attributable to shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. Funds from operations does not take into consideration scheduled principal payments on debt, capital improvements, distributions and our other obligations. Accordingly, funds from operations is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or ability to pay distributions.

    (2) Funds from operations per common share means funds from operations less dividends on preferred stock (other than dividends on our convertible preferred stock) divided by the outstanding weighted average shares of our common stock assuming conversion of all outstanding convertible securities and our class B common stock.

                        DESCRIPTION OF PREFERRED STOCK

  We are authorized to issue up to 50,000,000 shares of preferred stock. At August 31, 1999, we had outstanding 11,141,100 shares of preferred stock (of which 35,100 shares were represented by 35,100,000 depositary shares). Our articles of incorporation provide that the preferred stock may be issued from time to time in one or more series and give our board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock. Holders of preferred stock have no preemptive rights. The preferred stock will be, when issued, fully paid and nonassessable.

  Although the issuance of preferred stock with special voting rights (or common stock) could be used to deter attempts to obtain control of us in transactions not approved by our board of directors, we have no present intention to issue stock for that purpose.

Outstanding Preferred Stock

  At August 31, 1999, we had outstanding 13 series of preferred stock. Each series (1) has a stated value of $25.00 per share or depositary share, (2) in preference to the holders of shares of our common stock and any other capital stock ranking junior to our preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8% to 10% per year in the case of 12 series of our fixed rate preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of our adjustable rate preferred stock) and (3) is subject to redemption, in whole or in part, at our option at a cash redemption price of $25.00 per share or depositary share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of our adjustable rate preferred stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of our fixed rate preferred stock).

  If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any assets are distributed to holders of our common stock or any other shares of capital stock ranking junior to the preferred stock, liquidating distributions equal to $25 per share or depositary share, plus all accrued and unpaid dividends.

  Except as expressly required by law and in certain other limited circumstances, holders of the preferred stock are not entitled to vote. Our board of directors will not, without the consent of holders of at least
66 2/3% of the outstanding shares of the preferred stock, voting as a single class, authorize another class of shares senior to the preferred stock.

Ownership Limitations

  For a discussion of the ownership limitations that apply to preferred stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

Future Series of Preferred Stock

  Below is a description of some general terms and provisions of our preferred stock which may be specified in a prospectus supplement. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable form of certificate of determination) and bylaws.

  You should read the prospectus supplement relating to the preferred stock being offered for specific terms, including:

     (1) the title and stated value of the preferred stock;

     (2) the number of shares of the preferred stock being offered, the liquidation preference per share and the offering price of the preferred stock;

     (3) the dividend rate, period and payment date or method of calculation applicable to the preferred stock;

     (4) the date from which dividends on the preferred stock accumulates, if applicable;

     (5) the provision for a sinking fund, if any, for the preferred stock;

     (6) the provision for redemption, if applicable, of the preferred stock;

     (7) any listing of the preferred stock on any securities exchange;

     (8) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation);

     (9) the voting rights, if any, of the preferred stock;

    (10) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

    (11) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

    (12) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

  Ranking. The ranking of the preferred stock will be set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, rank:

    (1) senior to the common stock, any additional class of common stock, existing and future equity stock and any series of preferred stock junior to the preferred stock;

    (2) on a parity with all preferred stock previously issued by us the terms of which specifically provide that the preferred stock rank on a parity with the preferred stock being offered; and

    (3) junior to all preferred stock previously issued by us the terms of which specifically provide that the preferred stock rank senior to the preferred stock being offered.

  Dividends. Holders of shares of the preferred stock of each series being offered will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors.

  Dividends on any series of the preferred stock being offered may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, the holders of the series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on that series are declared payable on any future dividend payment date.

  No dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) will be declared or paid or set aside for payment (nor will any other distribution be declared or made upon our common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation), nor will any common stock or any other of our capital stock ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of the stock) by us (except by conversion into or exchange for our other capital stock ranking junior to the preferred stock of the series as to dividends and upon liquidation) unless:

    (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for all past dividend periods and the then current dividend period; and

    (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for the then current dividend period.

  Any dividend payment made on shares of a series of cumulative preferred stock being offered will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

  Redemption. The shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the prospectus supplement relating to the series.

  The prospectus supplement relating to a series of preferred stock being offered that is subject to mandatory redemption will specify the number of shares of that series that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if shares of that series do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

  Notwithstanding the foregoing, no shares of any series of preferred stock being offered will be redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that series (except by conversion into or exchange for capital stock of us ranking junior to the preferred stock of that series as to dividends and upon liquidation) unless all outstanding shares of preferred stock of that series are simultaneously redeemed unless, in each case:

    (1) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series will have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for all past dividend periods and the then current dividend period is set apart; and

    (2) if that series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for the then current dividend period is set apart; provided, however, that we may acquire shares of preferred stock of the series under a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of the series.

  If fewer than all of the outstanding shares of preferred stock of any series being offered are to be redeemed, the number of shares to be redeemed will be determined by us and these shares may be redeemed pro rata from the holders of record of these shares in proportion to the number of these shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:

    (1) the redemption date;

    (2) the number of shares and series of the preferred stock to be redeemed;

    (3) the redemption price;

    (4) the place or places where certificates for that preferred stock are to be surrendered for payment of the redemption price;

    (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    (6) the date upon which the holder's conversion rights, if any, as to the shares terminate.

  If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder will also specify the number of shares of preferred stock to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of shares of preferred stock, our board of directors may fix a record date for the determination of shares of preferred stock to be redeemed. The record date may not be not less than 30 or more than 60 days before the date fixed for redemption.

  If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all dividends on the preferred stock called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our preferred stock, except the right to receive the redemption price (but without interest), will cease.

  Subject to applicable law and the limitation on purchases when dividends on preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of preferred stock in the open market, by tender or by private agreement.

  Liquidation Preference. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all accrued and unpaid dividends (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon the voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

  Voting Rights. Holders of the preferred stock being offered will not have any voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable prospectus supplement.

  If six quarterly dividends payable on any series of preferred stock are in default (whether or not declared or consecutive), the holders of all the series of preferred stock, voting as a single class with all other series of preferred stock upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional directors until all dividends in default have been paid or declared and set apart for payment.

  The right to vote separately to elect directors will, when vested, be subject, always, to the same provisions for vesting of the right to elect directors separately in the case of future dividend defaults. At any time when the right to elect directors separately has vested, we may, and upon the written request of the holders of record of not less than 20% of our total number of preferred shares then outstanding will, call a special meeting of shareholders for the election of directors. In the case of the written request, a special meeting will be held within 90 days after the delivery of the request and, in either case, at the place and upon the notice provided by law and in the bylaws. However, we will not be required to call a special meeting if the request is received less than 120 days before the date fixed for the next annual meeting of shareholders, and the holders of all classes of outstanding preferred stock are offered the opportunity to elect the directors (or fill any vacancy) at the annual meeting of shareholders. Directors so elected will serve until the next annual meeting of shareholders or until their respective successors are elected and qualify. If, before the end of the term of any director so elected, a vacancy in the office of the director occurs, during the continuance of a default by reason of death, resignation, or disability, the vacancy will be filled for the unexpired term of the former director by the appointment of a new director by the remaining director or directors so elected.

  The affirmative vote or consent of the holders of at least a majority of the outstanding shares of each series of preferred stock will be required to amend or repeal any provision of, or add any provision to, our articles of incorporation, including the certificate of determination, if this action would materially and adversely alter or change the rights, preferences or privileges of the series of preferred stock.

  No consent or approval of the holders of any series of preferred stock being offered will be required for the issuance from our authorized but unissued preferred stock of other shares of any series of preferred stock ranking on a parity with or junior to that series of preferred stock, or senior to a series of preferred stock expressly made junior to that series of preferred stock as to payment of dividends and distribution of assets, including other shares of the same series of preferred stock.

  These voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding shares of the series of preferred stock had been redeemed or called for redemption upon proper notice and sufficient funds had been deposited in trust to effect the redemption.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of preferred stock being offered are convertible into common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion if we redeem the preferred stock.

                          DESCRIPTION OF EQUITY STOCK

  We are authorized to issue up to 200,000,000 shares of equity stock. At August 31, 1999, we had outstanding 225,000 shares of equity stock which rank on a parity with our common stock. Our articles of incorporation provide that the equity stock may be issued from time to time in one or more series and give our board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

  The issuance of equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of us in transactions not approved by our board of directors. We have no intention to issue the equity stock for these purposes.

Ownership Limitations

  For a discussion of the ownership limitations that apply to equity stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

Terms of Equity Stock

  Below is a description of some general terms and provisions of our equity stock which may be specified in a prospectus supplement. The statements below describing the equity stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable form of certificate of determination) and bylaws.

  You should read the prospectus supplement relating to the equity stock being offered for specific terms, including:

    (1) the designation of that equity stock;

    (2) the number of shares of that equity stock offered, the liquidation rights and the offering price of that equity stock;

    (3) the dividend rate, period and payment date or method of calculation applicable to that equity stock;

    (4) the provision for redemption, if applicable, of that equity stock;

    (5) any listing of that equity stock on any securities exchange;

    (6) the terms and conditions, if applicable, upon which that equity stock will be convertible into common stock, including the conversion price (or manner of calculation);

    (7) the voting rights, if any, of that equity stock;

    (8) any other specific terms, rights, limitations or restrictions of that equity stock; and

    (9) the relative ranking of that equity stock as to dividend rights and rights if we liquidate, dissolve or wind-up our affairs.

  Ranking. Unless otherwise specified in the applicable prospectus supplement, equity stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, rank on a parity with the common stock.

  Dividends. Holders of shares of the equity stock of each series being offered will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors.

Unless otherwise specified in the applicable prospectus supplement, dividends on equity stock will be non-cumulative.

  Redemption. The shares of equity stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the applicable prospectus supplement.

  The prospectus supplement relating to a series of equity stock being offered that is subject to mandatory redemption will specify the number of shares of that series that we must redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends (which will not, if that series does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

  If fewer than all of the outstanding shares of equity stock of any series offered are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of equity stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:

    (1) the redemption date;

    (2) the number of shares and series of the equity stock to be redeemed;

    (3) the redemption price;

    (4) the place or places where certificates for shares of that series are to be surrendered for payment of the redemption price;

    (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    (6) the date upon which the holder's conversion rights, if any, as to those shares terminates.

  If fewer than all the shares of equity stock of any series are to be redeemed, the notice mailed to each holder will also specify the number of shares of equity stock to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of shares of equity stock, our board of directors may fix a record date for the determination of shares of equity stock to be redeemed. The record date may not be less than 30 or more than 60 days before the date fixed for redemption.

  If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all dividends on the equity stock called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our equity stock, except the right to receive the redemption price (but without interest), will cease.

  Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of the equity stock or any other class or series of our capital stock ranking junior to any series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all accrued and unpaid dividends (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

  If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, including the equity stock, according to their respective rights and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

  Unless otherwise specified in the applicable prospectus supplement, if we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the equity stock will rank on a parity with the holders of the common stock, subject to any maximum or minimum distribution to holders of equity stock specified in the applicable prospectus supplement.

  Voting Rights. Unless otherwise specified in the applicable prospectus supplement, holders of the equity stock will vote with holders of the common stock.

  No consent or approval of the holders of any series of equity stock will be required for the issuance from our authorized but unissued equity stock of other shares of any series of equity stock including shares of the same series of equity stock.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of equity stock being offered are convertible into common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the equity stock is convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the equity stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the series of equity stock.

                     DESCRIPTION OF THE DEPOSITARY SHARES

  We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a share of preferred stock or equity stock of a specified series as described in the applicable prospectus supplement. The shares of preferred stock or equity stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us. Depositary receipts, which are certificates evidencing depositary shares, will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

  The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our articles of incorporation and the form of certificate of determination for the applicable series of preferred stock or equity stock.

Dividends

  The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock or equity stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock or equity stock. The depositary, however, will distribute only an amount as can be distributed without attributing to any depositary share a fraction of one cent with any undistributed balance added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, in proportion, as nearly as may be practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make the distribution. If this occurs, the depositary may (with our approval) sell the property and distribute the net proceeds from that sale to those holders or adopt another method of distribution as it deems equitable and appropriate.

Liquidation Rights

  If we liquidate, dissolve or wind up our affairs, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred stock or equity stock, as set forth in the prospectus supplement.

Redemption

  If a series of preferred stock or equity stock represented by that series of depositary shares is redeemable, those depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock or equity stock held by the depositary. Whenever we redeem any preferred stock or equity stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock or equity stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock or equity stock and the depositary shares to the record holders of the depositary receipts.

Conversion

  If the series of preferred stock or equity stock represented by the applicable series of depositary shares is convertible into a different class of our securities, the depositary shares will be also be convertible on the terms described in the applicable prospectus supplement.

Voting

  Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock or equity stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts as of the record date for that meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or equity stock represented by that record holder's depositary shares. The depositary will then try, as far as practicable, to vote the preferred stock or equity stock represented by such depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any of the preferred stock or equity stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock or Equity Stock

  Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the holder of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock or equity stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock or equity stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock or equity stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock or equity stock will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts evidencing depositary shares.

Amendment and Termination of Deposit Agreement

  The form of depositary receipt evidencing the depositary shares of any series and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares of any series will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares of that series then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing those depositary shares with instructions to the depositary to deliver to the holder the preferred stock or equity stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by the depositary or us only if:

    (1) all outstanding depositary shares have been redeemed or

    (2) there has been a final distribution in respect of the preferred stock or equity stock in connection with our liquidation, dissolution or winding up and the distribution has been made to all the holders of depositary shares.

Charges of Depositary

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or equity stock and the initial issuance of the depositary shares, and redemption of the preferred stock or equity stock and all withdrawals of preferred stock or equity stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and those other charges as are provided in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

Miscellaneous

  The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock or equity stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock or equity stock.

  Neither the depositary nor we assume any obligation or liability under the deposit agreement to holders of depositary receipts other than for its or our negligence or willful misconduct. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of the depositary's duties under the deposit agreement. Neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give the information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

  The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Considerations

  Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock or equity stock represented by those depositary shares. Accordingly, the owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock or equity stock. In addition:

    (1) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock or equity stock in exchange for depositary shares;

    (2) the tax basis of each share of preferred stock or equity stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares being exchanged; and

    (3) the holding period for preferred stock or equity stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned those depositary shares.

                            DESCRIPTION OF WARRANTS

  We have no warrants outstanding (other than options issued under our stock option plan). We may issue warrants for the purchase of common stock, preferred stock or equity stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the applicable prospectus supplement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants being offered. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

  The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     (1) the title of those warrants;

     (2) the aggregate number of those warrants;

     (3) the price or prices at which those warrants will be issued;

     (4) the designation, number and terms of the shares of common stock, preferred stock or equity stock purchasable upon exercise of those warrants;

     (5) the designation and terms of the other securities, if any, with which those warrants are issued and the number of those warrants issued with each security;

     (6) the date, if any, on and after which those warrants and the related common stock, preferred stock or equity stock, if any, will be separately transferable;

     (7) the price at which each share of common stock, preferred stock or equity stock purchasable upon exercise of those warrants may be purchased;

     (8) the date on which the right to exercise those warrants will commence and the date on which that right expires;

     (9) the minimum or maximum amount of those warrants which may be exercised at any one time; and

    (10) any other terms of those warrants, including terms, procedures and limitations relating to the exchange and exercise of those warrants.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain federal income tax considerations relating to us and to your acquisition, ownership and disposition of common stock. The applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to securities other than common stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed description of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of Shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under federal income tax laws. The information in this section is based on the Code, current, temporary and proposed treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, treasury regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not plan to request any rulings from the IRS concerning the tax treatment of the Company (references to the "Company" are to Public Storage, Inc). Thus, no assurance can be provided that the statements below (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

  EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

  General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1981. We believe that we have been organized and operated in a manner so as to qualify as a REIT, and we intend to continue to operate in such a manner. So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to shareholders. However, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on items of tax preference. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% gross income test. Sixth, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire or have acquired any asset from a taxable C corporation in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation (such as in the case of our 1995 merger with Public Storage Management) and the acquiror recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset at the time of its acquisition by us over (b) the adjusted basis in such asset, determined at the time of such acquisition), such gain will be subject to tax at the highest regular corporate rate applicable, pursuant to treasury regulations that have yet to be promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company made an election pursuant to Notice 88-19 with respect to any such acquisition. Public Storage Management was taxable as a regular C corporation. After the merger with Public Storage Management, the Company elected to be subject to the Built-In Gain rules of Notice 88-19.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), (7) that makes an election to be taxable as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (8) that uses a calendar year for federal income tax purposes and complies with recordkeeping requirements of the Code and regulations promulgated thereunder; and (9) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (1) through
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code section 401(a) generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of condition (6).

  In connection with condition (6), a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of shares. For our taxable years commencing on or after January 1, 1998, if we comply with the annual letters requirement and do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement. Our articles of incorporation contain restrictions regarding the transfer of our capital stock that are intended to assist us in continuing to satisfy the stock ownership requirements described in conditions (5) and (6). The ownership restrictions in our articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. See "Description of Common Stock and Class B Common Stock--Ownership Limitations." At the time of the merger with Public Storage Management, to further assist us in meeting the ownership restrictions, the Hughes family entered into an agreement with us for the benefit of the Company and certain designated charitable beneficiaries providing that if, at any time, for any reason, more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of our common stock owned by Wayne Hughes necessary to cure such violation would automatically and irrevocably be transferred to a designated charitable beneficiary.

  The REIT protective provisions of our articles and the agreement with the Hughes Family are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to the Company (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and we will not seek a private ruling on this or any other issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. We believe, however, that we have issued and outstanding sufficient shares with sufficient diversity of ownership to allow us to satisfy the REIT ownership requirements.

  A REIT is not permitted to have at the end of any taxable year any undistributed earnings and profits that are attributable to a "C corporation" taxable year. As a result of the 1995 merger with Public Storage Management and the 1999 merger with Storage Trust Realty, the Company succeeded to various tax attributes of those entities and their predecessors, including any undistributed C corporation earnings and profits. We do not believe that we have acquired any undistributed "C corporation earnings and profits." However, neither of these entities nor the Company has sought an opinion of counsel or outside accountants to the effect that we did not acquire any "C corporation earnings and profits." There can be no assurance that the IRS would not contend otherwise on a subsequent audit. It appears that we could keep from being disqualified as a REIT by using "deficiency dividend" procedures to distribute any such acquired "C corporation" earnings and profits. In order to use this procedure, an affected REIT would have to make an additional distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), within 90 days of the IRS determination. In addition, the REIT would have to pay to the IRS an interest charge on 50% of the acquired C corporation earnings and profits that were not distributed prior to the end of the REIT's taxable year in which they were acquired. If we were deemed to have acquired C corporation earnings and profits, there can be no assurance, however, that the IRS would not take the position either that the procedure is not available at all (in which case we would fail to qualify as a REIT) or, alternatively, that even if the procedure is available, we cannot qualify as a REIT for our taxable year in which the earnings and profits were acquired, but we could qualify as a REIT for subsequent taxable years.

  Income Tests. In order to maintain qualification as a REIT, we must satisfy certain gross income requirements, which are applied on an annual basis. For purposes of applying these income tests, a REIT is considered to earn a proportionate share of the income of any partnership in which it holds a partnership interest. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

  Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. We anticipate that none of our annual gross income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. We do not anticipate that we will receive income from such related party tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain properties that we believe may not be provided by us directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

  For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if we were to provide services that are not permissible services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property cannot exceed 1% of all amounts received, directly or indirectly, by the Company with respect to such property. In computing any such amounts, the amount that we would be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to us of providing those services. If the impermissible service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property.

  In connection with the merger with Public Storage Management, the Company and the various other owners of mini-warehouses and business parks for which we performed management activities entered into an agreement with PSCC, Inc. ("PSCC") under which PSCC provides the owners and the Company certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the owners and the Company pay PSCC directly for services rendered by PSCC in connection with the administrative and cost sharing agreement. That payment is separate from and in addition to the compensation paid to us under the management agreement for the management of the properties owned by the owners. At the time of the merger with Public Storage Management, we received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the owners will not be treated as our revenues for purposes of the 95% test.

  We own substantially all of the economic interest in Pickup & Delivery (the portable self-storage business). The income from that business would be nonqualifying income to us and the business is conducted by a limited partnership between the Company and a subsidiary of PS Orangeco, Inc. (the "Lock/Box Company"). The share of gross income of that business attributable to our partnership interest, when combined with our other nonqualifying income, must be less than 5% of our total gross revenues. We anticipate that we will be able to continue to satisfy both the 95% and 75% gross income tests.

  If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

  Asset Tests. At the close of each quarter of our taxable year, we must satisfy three tests relating to the nature of our assets. For purposes of applying these asset tests, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. First, at least 75% of the value of our total assets must be represented by real estate assets. Our real estate assets include, for this purpose, our allocable share of real estate assets held by partnerships in which we have an interest, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering, or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and, except for REITs or "qualified REIT subsidiaries," we may not own more than 10% of any one issuer's outstanding voting securities.

  We believe that we satisfy the asset tests. In this regard, however, the value of our interest in the Lock/Box Company (including the Lock/Box Company's interest in Pickup & Delivery) may not exceed 5% of the value of our total assets and the 10% voting stock prohibition precludes us from controlling the operations of the Lock/Box Company (in which we own 95% of the equity in the form of non-voting stock and the Hughes family owns 5% of the equity but 100% of the voting stock), Pickup & Delivery (a subsidiary of the Lock/Box Company) or PSCC (in which we own a less than 10% voting interest) and may preclude us from exercising our rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business. See "--Proposed Changes to REIT Qualification Requirements" below for a discussion of proposals that, if enacted, might affect Public Storage's ability to derive economic benefits from the activities of the Lock/Box Company and Pickup & Delivery.

  After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25% or 5% asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25% or 5% asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests. If we fail to cure noncompliance with the asset tests within such time period, we would cease to qualify as a REIT.

  Certain Partnership Interests. In the merger with Public Storage Management and in other transactions, we have acquired interests in various partnerships that own and operate properties. For purposes of satisfying the REIT asset and gross income tests, we will be treated as if we directly own a proportionate share of each of the assets of these partnerships. For these purposes, under current treasury regulations our interest in each of the partnerships must be determined in accordance with our "capital interest" in the partnership.

  The ownership of these partnership interests creates several issues regarding our satisfaction of the 95% gross income test. First, we earn property management fees from these partnerships. Existing treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. We disregard the portion of management fees derived from partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the IRS would not take a contrary position with respect to the Company, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings (for example, arguing that we do not have a "substantial" interest in the partnerships).

  Second, we acquired interests in certain of these partnerships that entitle us to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing treasury regulations do not specifically address how our "capital interest" in partnerships of this type should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to us and the percentage of the management fees paid to us that is disregarded in determining our nonqualifying income. For example, if we take the position that we have a 25% "capital interest" in a partnership (because we would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines we only have a 1% "capital interest" (because the original holder of our interest only contributed 1% of the total capital contributed to the partnership), our share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as nonqualifying income would be increased, thereby adversely affecting our ability to satisfy the 95% gross income test. In determining our "capital interest" in the various partnerships, we determine the percentage of the partnership's assets that would be distributed to us if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining our "capital interests," which could adversely affect our ability to satisfy the 95% gross income test.

  Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) the sum of (a) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. In addition, if we dispose of any Built-In Gain Asset during the 10 year period beginning on the date we acquired that asset, we will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See "--General" above for a discussion of "Built-In Gain Assets." Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration.

  To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at regular ordinary and capital gain corporate tax rates. We may elect to require the shareholders to include our undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of our shareholders' shares. If we make such an election, the shareholders will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of the tax that we are deemed to have paid on the shareholder's behalf. Our earnings and profits will be adjusted appropriately. For a more detailed description of the tax consequences to a shareholder of such a designation, see "--Taxation of U.S. Shareholders Holding Common Stock."

  In addition, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by us and the amount, if any, on which we paid income tax for such year.

  In years prior to 1990, we made distributions in excess of our REIT taxable income. During 1990, we reduced our distribution to our shareholders. As a result, distributions paid by the Company in 1990 were less than 95% of our REIT taxable income for 1990. We have satisfied the REIT distribution requirements for 1990 through 1998 by attributing distributions in 1991 through 1999 to the prior year's taxable income, and we expect to satisfy the distribution requirement for 1999 by attributing distributions in 2000 to the 1999 taxable income. We may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which we will be required to attribute distributions to the prior year will depend on our operating results and the level of distributions as determined by the board of directors. As noted above, reliance on subsequent year distributions could cause us to be subject to an excise tax. We intend to comply with this 85% distribution requirement in an effort to minimize any excise tax.

  We intend to make timely distributions sufficient to satisfy our annual distribution requirements. It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or due to the need to make nondeductible payments, such as principal payments on any indebtedness we may have. If such circumstances occur, in order to meet the distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirements. Pursuant to applicable Treasury Regulations, we must comply with certain recordkeeping requirements to qualify for taxation as a REIT.

  Failure of the Company to Qualify as a REIT. For any taxable year that we fail to qualify as a REIT, we would be taxed at the usual corporate rates on all of our taxable income. Those taxes would reduce the amount of cash available to us for distribution to our shareholders. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible and will not be required to be made. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxed as ordinary income, to the extent of our current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

  Unless certain relief provisions apply, our election to be treated as a REIT will terminate automatically if we fail to meet the qualification requirements described above and we will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which our election was terminated (or revoked). If we lose our REIT status, but later qualify and elect to be taxed as a REIT again, we may face significant adverse tax consequences.

Taxation of U.S. Shareholders Holding Common Stock

  As used below, the term "U.S. Shareholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.

  Distributions by the Company. As long as we qualify as a REIT, distributions made to our taxable U.S. Shareholders (and not designated as capital gain dividends) will generally be taxable to such shareholders as ordinary income to the extent of our current or accumulated earnings and profits. For purposes of determining whether distributions on shares of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to shares of preferred stock and second to shares of common stock. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any shares of preferred stock. Such distributions will not be eligible for the dividends received deductions in the case of shareholders that are corporations. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

  Distributions designated by us as capital gain dividends generally will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent that the distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

  Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by us for potential offset against future income (subject to certain limitations). Distributions made by us and gain arising from the sale or exchange by a holder of common stock will not be treated as passive activity income, and, as a result, holders of common stock generally will not be able to apply any "passive losses" against such income or gain. Future regulations may require that Shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gain dividends and capital gain from the disposition of shares, including distributions treated as such, however, will be treated as investment income for purposes of the investment interest limitation only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify shareholders after the close of our taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

  Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of common stock, but rather will reduce the adjusted basis of such shares of common stock. To the extent that such distributions exceed the adjusted basis of a U.S. Shareholder's shares of common stock, they will be included in income as capital gains, assuming the shares of common stock are a capital asset in the hands of the U.S. Shareholder.

  For our taxable years commencing on or after January 1, 1998, we may elect to require the holders of common stock to include our undistributed net long-term capital gains in their income. If we make such an election, the holders of common stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of common stock will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately. With respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

  Sales of Shares. In general, a U.S. Shareholder will realize gain or loss on the disposition of shares of common stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of common stock. Such gain or loss will be capital gain or loss if the shares have been held as a capital asset. In the case of a taxable U.S. Shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, and such long-term capital gain shall be subject to the maximum capital gain rate of 20%. In the case of a taxable U.S. Shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year and any such capital gain shall be subject to the maximum capital gain rate of 35%. Loss upon a sale or exchange of shares of common stock by a shareholder who has held such shares of common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

  Taxpayer Relief Act and IRS Restructuring Act Changes to Capital Gain Taxation. The Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act") altered the taxation of capital gain income. Under the Taxpayer Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The Taxpayer Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain" and other changes to prior law. The recently enacted IRS Restructuring Act of 1998, however, reduced the holding period requirement established by the Taxpayer Relief Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997 and thus eliminated the 28% rate. The Taxpayer Relief Act allows the IRS to prescribe regulations on how the Taxpayer Relief Act's capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs, such as the Company, and to sales of interests in "pass-through entities." Shareholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act and the IRS Restructuring Act.

  On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that REITs such as the Company may classify portions of their designated capital-gain dividends as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. Although Notice 97-64 will apply to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance, most likely applying the same principles set forth in Notice 97-64, regarding a REIT's designation of capital gain dividends in light of the new holding period requirements.

  Backup Withholding. We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders" below.

  Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity by a corporation do not constitute "unrelated business taxable income" ("UBTI"), and thus our distributions to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Code and the shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the

REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%,
(ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" (see "--Taxation of the Company--Requirements for Qualification" above), and (iii)
(A) one pension trust owns more than 25 percent of the value of the REIT or,
(B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. We currently do not expect that this rule will apply.

Taxation of Non-U.S. Shareholders

  The rules governing U.S. federal income taxation of non-U.S. Shareholders are complex, and the following discussion is intended only as a summary of such rules. Prospective non-U.S. Shareholders should consult with their tax advisors to determine the impact of federal, state, local and foreign income tax laws on an investment in the Company, including any reporting requirements.

  Distributions by the Company. Distributions to a non-U.S. Shareholder that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by us as capital gain dividends will generally be subject to tax as ordinary income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Such distributions will generally be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless reduced by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. If the amount distributed exceeds a non-U.S. Shareholder's allocable share of such earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such non-U.S. Shareholder's adjusted basis in the common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder's common stock, such distributions will generally be subject to tax if such non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its common stock, as described below.

  For withholding tax purposes, we currently are required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. Shareholder. Under regulations generally effective for distributions on or after January 1, 1999, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. As a result of a legislative change made by the Small Business Job Protection Act of 1996, under current law, it appears that we will be required to withhold 10% of any distribution to a non-U.S. Shareholder in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. Shareholder (or lower applicable treaty rate), to the extent we do not do so, any portion of such a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

  Distributions to a non-U.S. Shareholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the common stock is effectively connected with the non-U.S. Shareholder's United States trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the non-U.S.

Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests (whether or not designated as a capital gain dividend) will be taxed to a non-U.S. Shareholder at the normal capital gains rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a non-U.S. Shareholder that is a corporation and that is not entitled to treaty relief or exemption. We are required by applicable FIRPTA Treasury Regulations to withhold 35% of any such distribution that is or could be designated by us as a capital gain dividend. That amount is creditable against the non-U.S. Shareholder's United States FIRPTA tax liability.

  Even if we do not qualify or cease to be a domestically controlled REIT, gain arising from the sale or exchange by a non-U.S. Shareholder of common stock would still not be subject to U.S. taxation under FIRPTA as a sale of a United States real property interest if (i) the class or series of shares being sold is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange, and (ii) the selling non-U.S. Shareholder owned 5% or less of the value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

  If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. Shareholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations. The purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

  Although the law is not entirely clear on the matter, it appears that amounts designated by us pursuant to the Taxpayer Relief Act as undistributed capital gains in respect of shares of common stock (see "Taxation of U.S. Shareholders Holding Common Stock" above) would be treated with respect to non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability).

  Sale of Common Stock. Gain recognized by a non-U.S. Shareholder upon a sale of its common stock will generally not be subject to tax under FIRPTA if we are a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of the shareholders are non-U.S. Shareholders, we expect to qualify as a "domestically controlled REIT." Accordingly, a non-U.S. Shareholder should not be subject to U.S. tax on gains recognized upon disposition of the common stock, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual shareholder, such holder is not present in the United States for 183 days or more during the year of sale and certain other requirements are met.

  Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends, or
(iii) distributions
attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that
(a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. Shareholder, or otherwise establishes an exemption. A non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The United States Treasury Department has finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are anticipated to be effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000, or the date of the expiration of the certificate under rules currently in effect, unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate. A non-U.S. Shareholder should consult its advisor regarding the effect of the new treasury regulations.

Proposed Changes to REIT Qualification Requirements

  A number of legislative proposals have been made in 1999 that, if adopted, would affect REITs. For example, the tax relief bills that Congress has been considering in July and early August of 1999 have included proposals intended to ease the current restrictions on a REIT's ability to own the stock of taxable companies. The proposals would allow REITs to own up to 100% of the stock of certain "taxable REIT subsidiaries" ("TRSs"). One such proposal, the Taxpayer Refund and Relief Act of 1999, has been passed by both the House of Representatives and the Senate. Under current law, a REIT generally may not own more than 10% of the voting securities of other issuers (such as the Lock/Box Company, see "--Taxation of the Company--Asset Tests"). An important effect of this proposed change is that TRSs would be permitted to offer noncustomary services to the tenants of the REIT (such services can be provided under current law only by "independent contractors" from which the REIT cannot earn any income). TRSs also would be able to engage in other income producing activities that are now typically undertaken by REITs only through entities in which a REIT may have a substantial economic interest, but is limited to a 10% or less voting interest (such as the Lock/Box Company). Certain limitations are also proposed to prevent income shifting between a REIT and its TRSs, in an effort to ensure that TRSs would in fact be taxable on the income that they earn. In addition, under current law, a REIT cannot own securities of any single issuer with a value in excess of 5% of the value of all assets of the REIT. The proposals also would relax this limitation, so that a REIT could own a TRS (or
TRSs), so long as the aggregate value of the TRSs, when combined with all other non-REIT assets, did not exceed 25% of the value of all assets of the REIT.

  Other provisions of the bills that are targeted at REITs include: (1) a reduction in the size of a REIT's required annual dividends-paid deduction to 90% of REIT taxable income (from the current 95%) (a change that seems likely to have limited effect, given that REITs typically seek to have a dividends-paid deduction equal to 100% of their income, so as to avoid paying taxes on any undistributed portion), (2) limitations on "closely held" REITs, (3) provisions directed at other segments of the REIT industry, principally the lodging and health-care sectors, and (4) various other technical changes. The REIT provisions of these bills generally would be effective for taxable years beginning after December 31, 2000.

  It is presently uncertain whether any proposals regarding REITs, or REIT subsidiaries, will be enacted or, if enacted, what the terms, including the effective date, of such proposals will be.

Taxation of Holders of Preferred Stock, Equity Stock, Depositary Shares and Warrants

  If we offer one or more series of preferred stock, equity stock, depositary shares or warrants, there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

State and Local Taxes

  The tax treatment of the Company and our shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of the Company and our shareholders is provided nor is any representation made as to our tax status in such states. All investors should consult their tax advisors as to the treatment of the Company under the respective state tax laws applicable to them.

                                LEGAL OPINIONS

  David Goldberg, our senior vice president and general counsel, has delivered an opinion to the effect that the securities offered by this prospectus will be validly issued, fully paid and nonassessable. A. Timothy Scott, our senior vice president and tax counsel, has delivered an opinion as to our status as a REIT. See "Federal Income Tax Consequences." Mr. Goldberg owns 97,880 shares of common stock and 600 shares of preferred stock, and has options to acquire an additional 184,501 shares of common stock. Mr. Scott owns 3,367 shares of common stock and has options to acquire an additional 70,000 shares of common stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors, Officers and Agents.

  Our Articles of Incorporation provide that we may indemnify our agents to the maximum extent permitted under California law. See Article V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the Bylaws (Exhibit 3.24) which are incorporated herein by this reference. We have also entered into indemnity agreements with our management and non-management directors and executive officers. The agreements permit us to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit us from terminating our indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. We believe the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as our directors and executive officers.


Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits:  See Exhibit Index contained herein.

     (b)  Financial Statement Schedules:

          See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

          All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


Item 22.  Undertakings.

     The undersigned registrant hereby undertakes as follows:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1.(i) and 1.(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     4. That, for the purpose of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     6. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     7. That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     8. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     9. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 10th day of September, 1999.

                                       PUBLIC STORAGE, INC.

                                       By:  HARVEY LENKIN
                                            ------------------------------------
                                            Harvey Lenkin, President

     Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact and agent, with full powers of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement and/or to sign any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1993, as amended, and in each case to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute(s), may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                            Capacity                        Date
        ---------                            --------                        ----
                             Chairman of the Board, Chief Executive
     B. WAYNE HUGHES         Officer and Director (principal executive    September 10, 1999
________________________     officer)
     B. Wayne Hughes


     HARVEY LENKIN           President and Director                       September 10, 1999
________________________
     Harvey Lenkin


  B. WAYNE HUGHES, JR.       Vice President and Director                  September 10, 1999
________________________
  B. Wayne Hughes, Jr.


  MARVIN M. LOTZ             Senior Vice President and Director           September 10, 1999
________________________
  Marvin M. Lotz

                             Senior Vice President and Chief
      JOHN REYES             Financial Officer (principal financial       September 10, 1999
________________________     officer and principal accounting officer)
      John Reyes


  ROBERT J. ABERNETHY                        Director                     September 10, 1999
________________________
  Robert J. Abernethy


   DANN V. ANGELOFF                          Director                     September 10, 1999
________________________
   Dann V. Angeloff


   WILLIAM C. BAKER                          Director                     September 10, 1999
________________________
   William C. Baker


                                             Director
________________________
 Thomas J. Barrack, Jr.


     URI P. HARKHAM                          Director                     September 10, 1999
________________________
     Uri P. Harkham


    DANIEL C. STATON                         Director                     September 10, 1999
________________________
    Daniel C. Staton

                                 EXHIBIT INDEX


     3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

     3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

     3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

     3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

     3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

     3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

     3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

     3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

     3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

     3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

     3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

     3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

     3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

     3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

     3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

     3.16 Certificate of Determination for 8 5/8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8 5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

     3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

     3.18 Certificate of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

     3.19 Certificate of Determination for 8% Cumulative Preferred Stock, Series J. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

     3.20 Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 333-61045 and incorporated herein by reference.

     3.21 Certificate of Determination for 8 1/4% Cumulative Preferred Stock, Series K. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8 1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

     3.22 Certificate of Determination for 8 1/4% Cumulative Preferred Stock, Series L. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8 1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

     3.23 Certificate of Determination for the 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

     3.24 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

     3.25 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

     3.26 Amendment to Bylaws adopted on June 26, 1997. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

     3.27 Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

     3.28 Amendment to Bylaws adopted on February 10, 1998. Filed with Registrant's Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

     3.29 Amendment to Bylaws adopted on March 4, 1999. Filed with Registrant's Current Report on Form 8-K dated March 4, 1999 and incorporated herein by reference.

     3.30 Amendment to Bylaws adopted on May 6, 1999. Filed with Registrant's Form 10-Q for the quarterly period ended March 31, 1999 and incorporated herein by reference.

     4.1 Form of Certificate of Determination for additional series of Preferred Stock. To be filed by amendment or incorporated by reference in connection with the offering of securities.

     4.2 Form of Certificate of Determination for additional series of Equity Stock. To be filed by amendment or incorporated by reference in connection with the offering of securities.

     4.3 Form of Deposit Agreement. To be filed by amendment or incorporated by reference in connection with the offering of securities.

     4.4 Form of Warrant Agreement. To be filed by amendment or incorporated by reference in connection with the offering of securities.

     5.1   Opinion on legality.  Filed herewith.

     8.1   Opinion on tax matters.  Filed herewith.

    10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

    10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

     10.3 Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant's Registration Statement No. 333-22665 and incorporated herein by reference.

     10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

    *10.5 Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

    *10.6 Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

    *10.7 Registrant's 1996 Stock Option and Incentive Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

     10.8 Note Purchase Agreement and Guaranty Agreement with respect to $100,000,000 of Senior Notes of Storage Trust Properties, L.P. Filed with Storage Trust Realty's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

     12.1  Statement on computation of ratio of earnings to fixed charges.
           Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

     23.1  Consent of Ernst & Young LLP.  Filed herewith.

     23.2  Consent of David Goldberg (included in Exhibit 5.1).

     23.3  Consent of A. Timothy Scott (included in Exhibit 8.1).

_______________

     *    Compensatory benefit plan.